Exhibit 99.1

Sigma Labs Reports First Quarter 2020 Financial Results

Management to Host Conference Call Today at 4:30 p.m. ET

SANTA FE, NM – May 14, 2020 - Sigma Labs, Inc. (NASDAQ:SGLB) (“Sigma Labs”), a leading developer of quality assurance software for the additive manufacturing industry, reported its financial and operational results for the first quarter ended March 31, 2020.

Key First Quarter 2020 and Subsequent Operational Highlights

●	Announced several key contract wins to further validate the company’s technology, including:

o	Contract to implement PrintRite3D in collaboration with university research centers at the Northwestern University, Northwestern Initiative on Manufacturing Science and Innovation (NIMSI) and Center for Hierarchical Materials Design (CHiMaD).

o	Contract with the Mississippi State University Center for Advanced Vehicular Systems (CAVS), a world-class interdisciplinary research center that uses state-of-the-art technology to address engineering challenges facing U.S. mobility industries.

●	Awarded two U.S. Patents for PrinRite3D® quality assurance software:

o	U.S. Application No.: 16/234,333 Titled: Systems and Methods for Additive Manufacturing Operations; and

o	U.S. Application No.: 16/282,004 Titled: Systems and Methods for Measuring Radiated Thermal Energy During an Additive Manufacturing Operation.

●	Selected Excel3D Advanced Technologies, a provider of 3D manufacturing software as its preferred value-added reseller for sales of Sigma Labs products in India – expanding Sigma Labs’ global footprint into the world’s fifth-largest manufacturing economy.

●	Entered into joint sales agreement with Materialise NV (NASDAQ: MTLS), a leading provider of additive manufacturing software and 3D printing solutions, to commercialize newly integrated PrintRite3D quality assurance technology with the Materialise control platform.

●	Launched Printrite3D® Production Series that introduces the ‘Production Dashboard’ and provides production managers with critical metrics, insight and actionable information during the production process.

o	New production dashboard and AI driven metrics provide critical real-time information as 3D printing alternatives accelerate due to worldwide crisis.

●	Appointed Mark K. Ruport as President and Chief Executive Officer, from his prior position as Executive Chairman, to further drive formation of strategic relationships, growth and sales strategies as the company commercializes its proprietary PrintRite3D technology. John Rice remains non-executive Chairman of the Board and has entered into a consulting contract with the company.

●	Raised $4.1 million in gross proceeds from both a January 2020 private placement of convertible preferred stock and warrants as well as an April 2020 offering of common stock and warrants.

COVID-19 Impact to Operations:

●	Short-term disruption to purchasing plans as companies evaluate their industry’s situation and approach capital expenditures with caution.

●	New remote monitoring functionality enables customers to remotely monitor a build in-process at the factory and when required take action and notify the production manager.

●	Increased efficiencies in installations and maintenance by use of advanced technologies allowing Sigma engineers to direct end users to address certain issues instead of traveling and performing services onsite.

●	Long-term, many believe that the crisis will cause companies to re-evaluate their supply chains and move the manufacturing process closer to where the part or product will be needed. Such changes, are thought by many, to accelerate the adoption of 3D printing in order to introduce more flexibility into the manufacturing process, greatly improving the ability to react to any disruption, including pandemics, political unrest, natural disasters, etc.

Management Commentary

“The first quarter of 2020, even amongst the various COVID-19 related headwinds, positioned us for an exciting year in the commercialization of PrintRite3D,” said Mark K. Ruport, President and Chief Executive Officer of Sigma Labs. “Although we had some short-term impact on our business in March, we are cautiously optimistic that the momentum in the market and the increased demand for more agility in manufacturing supply chains will accelerate the growth of 3D metal printing and open up an even larger opportunity and demand for our technology. We have a well-refined product, ready for use in immediate production and validated by tier-1 partners globally.

“From a cash perspective, in response to the COVID-19 pandemic and the resulting economic uncertainties, we’ve reduced our cash burn by over $100,000 per month through salary reductions and deferments, lowering our COGs, as well as other actions. This will extend our cash runway and demonstrates our team’s commitment to our shareholders.

“As the newly appointed CEO, my top four 2020 goals are:

1.	Increasing quarter-over quarter revenue driven by multiple independent revenue streams;

2.	Multi-unit sales of PrintRite3D Production Series by end users that have validated our technology through the RTE program, or through our current contract which allows for a 90-day evaluation;

3.	Strategic Alliances and OEM contracts with both Additive manufacturing hardware and software companies that provide sales leverage and market validation; and

4.	Continued success with R&D organizations and Universities with advanced manufacturing programs training tomorrow’s manufacturing leaders on the value of a 3rd party, standards-based in-process quality assurance solution for 3D printing.

“Overall, our level of engagement with customers and prospects has been high. This is further validation that the market sees the need for our technology and that customers put a high priority on completing their evaluations and moving forward on their strategic plans to incorporate 3D printing into their manufacturing strategy,” concluded Ruport.

First Quarter 2020 Financial Results

Revenue for the first quarter of 2020 totaled $221,730. This compares to revenues of $64,450 for the first quarter of 2019. The increase in revenue was due to PrintRite3D® unit sales to two research universities, as well as revenue recognized under the legacy Rapid Test and Evaluation (“RTE”) program during the quarter.

Gross profit for the first quarter of 2020 was negative $22,973. The company’s first quarter 2020 gross margin is primarily a function of ongoing support of legacy RTE programs, including equipment upgrades and additional travel and labor costs.

Total operating expenses for the first quarter of 2020 were $1.6 million. Total operating expenses for the first quarter of 2019 totaled $1.5 million.

Cash used in operating activities for the first quarter ended March 31, 2020 totaled $1.5 million, compared to $1.1 million in the first quarter ended March 31, 2019. This was unusually high due to trade accounts payables carried over from 2019 due to a delay in financing and is not representative of what management expects going forward.

Net loss for the first quarter of 2020 was $1.6 million, or $(1.30) per share, as compared to a net loss of $1.5 million, or $(1.60) per share, in the first quarter of 2019.

Cash totaled $0.6 million at March 31, 2020, as compared to $0.1 million at December 31, 2019 and $1.9 million at March 31, 2019. Subsequent to the close of the first quarter of 2020, the Company completed a $1.5 million offering to further fortify its balance sheet.

First Quarter 2020 Results Conference Call

Sigma Labs President and CEO Mark Ruport and CFO Frank Orzechowski will host the conference call, followed by a question and answer period.

To access the call, please use the following information:

Date:	Thursday, May 14, 2020
Time:	4:30 p.m. Eastern time, 1:30 p.m. Pacific time
Toll-free dial-in number:	1-877-407-9039
International dial-in number:	1-201-689-8470
Conference ID:	13702566

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact MZ Group at 1-949-491-8235.

The conference call will be broadcast live and available for replay at http://public.viavid.com/index.php?id=139368 and via the investor relations section of the Company’s website at www.sigmalabsinc.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time through May 28, 2020.

Toll-free replay number:	1-844-512-2921
International replay number:	1-412-317-6671
Replay ID:	13702566

About Sigma Labs

Sigma Labs, Inc. (NASDAQ: SGLB) is a leading provider of quality assurance software to the commercial 3D metal printing industry under the PrintRite3D® brand. Founded in 2010, Sigma is a software company that specializes in the development and commercialization of real-time computer aided inspection (CAI) solutions known as PrintRite3D® for 3D advanced manufacturing technologies. Sigma Labs’ advanced computer-aided software product revolutionizes commercial additive manufacturing, enabling non-destructive quality assurance mid-production, uniquely allowing errors to be corrected in real-time. For more information, please visit www.sigmalabsinc.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors, including, but not limited to, the uncertain effect of the COVID-19 pandemic on the Company’s business, results of operations and financial condition, which may cause the Company’s actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company’s forward-looking statements, please see the Company’s Annual Report on Form 10-K (including but not limited to the discussion under “Risk Factors” therein) filed with the SEC on March 24, 2020 and which may be viewed at www.sec.gov.

Investor Contact:

Chris Tyson

Managing Director

MZ Group - MZ North America

949-491-8235

SGLB@mzgroup.us

www.mzgroup.us

Sigma Labs, Inc.

Condensed Balance Sheets

(Unaudited)

	March 31, 2020	December 31, 2019

ASSETS
Current Assets:
Cash	$631,018	$86,919
Accounts Receivable, net	119,425	55,540
Inventory	505,803	598,718
Prepaid Assets	136,721	199,727
Total Current Assets	1,392,967	940,904

Other Assets:
Property and Equipment, net	128,527	128,723
Intangible Assets, net	602,054	569,341
Investment in Joint Venture	500	500
Long-Term Prepaid Asset	52,000	52,000
Total Other Assets	783,081	750,564

TOTAL ASSETS	$2,176,048	$1,691,468

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts Payable	$484,114	$727,114
Notes Payable	-	50,000
Deferred Revenue	94,118	139,447
Accrued Expenses	165,040	122,658
Total Current Liabilities	743,272	1,039,219

TOTAL LIABILITIES	743,272	1,039,219

Commitments & Contingencies

Stockholders’ Equity
Preferred Stock, $0.001 par; 10,000,000 shares authorized; 1,378 and 0 issued and outstanding, respectively	2	-
Common Stock, $0.001 par; 8,000,000 shares authorized; 1,817,834, and 1,403,759 issued and outstanding, respectively	1,818	1,404
Additional Paid-In Capital	29,425,382	26,746,439
Accumulated Deficit	(27,994,426)	(26,095,594)
Total Stockholders’ Equity	1,432,776	652,249

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,176,048	$1,691,468

Sigma Labs, Inc.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended
	March 31, 2020	March 31, 2019

REVENUES	$221,730	$64,450

COST OF REVENUE	244,703	96,555

GROSS PROFIT	(22,973)	(32,105)

OPERATING EXPENSES:
Salaries & Benefits	652,197	512,560
Stock-Based Compensation	154,171	254,206
Operating R&D Costs	53,689	145,272
Investor & Public Relations	238,268	157,789
Legal & Professional Service Fees	211,509	184,570
Office Expenses	147,747	166,110
Depreciation & Amortization	18,012	48,383
Other Operating Expenses	84,049	38,209
Total Operating Expenses	1,559,642	1,507,098

LOSS FROM OPERATIONS	(1,582,615)	(1,539,203)

OTHER INCOME (EXPENSE)
Interest Income	851	5,782
State Incentives	-	51,877
Exchange Rate Loss	(1,391)	(446)
Interest Expense	(431)	(2,122)
Total Other Income (Expense)	(971)	55,091

LOSS BEFORE PROVISION FOR INCOME TAXES	(1,583,585)	(1,484,112)

Provision for Income Taxes	-	-

Net Loss	$(1,583,585)	$(1,484,112)

Preferred Dividends	(315,247)	-

Net Loss Applicable to Common Stockholders	$(1,898,832)	$(1,484,112)

Net Loss per Common Share - Basic and Diluted	$(1.30)	$(1.60)

Weighted Average Number of Shares Outstanding - Basic and Diluted	1,463,627	933,476

Sigma Labs, Inc.

Condensed Statements of Cash Flows

(Unaudited)

	Three Months Ended
	March 31, 2020	March 31, 2019
OPERATING ACTIVITIES
Net Loss	$(1,583,585)	$(1,484,112)
Adjustments to reconcile Net Loss to Net Cash used in operating activities:
Noncash Expenses:
Depreciation and Amortization	18,012	48,383
Stock Based Compensation	154,170	254,206
Securities Issued for Third Party Services	39,618	-
Change in assets and liabilities:
Accounts Receivable	(63,885)	(33,150)
Interest Receivable	-	(1,561)
Inventory	92,915	(56,785)
Prepaid Assets	63,006	(25,187)
Accounts Payable	(243,000)	288,395
Deferred Revenue	(45,330)	29,825
Accrued Expenses	42,383	(86,783)
NET CASH USED IN OPERATING ACTIVITIES	(1,525,696)	(1,066,769)

INVESTING ACTIVITIES
Purchase of Property and Equipment	(11,474)	(1,269)
Purchase of Intangible Assets	(39,055)	(74,560)
Payment Received from Notes Receivable	-	15,000
NET CASH USED IN INVESTING ACTIVITIES	(50,529)	(60,829)

FINANCING ACTIVITIES
Gross Proceeds from Public and Private Issuances of Securities	2,100,000	1,961,220
Less Offering Costs	(428,876)	(281,890)
Payment of Note Payable	(50,000)	-
Proceeds from exercise of Warrants	499,200	75,848
NET CASH PROVIDED BY FINANCING ACTIVITIES	2,120,324	1,755,178

NET CHANGE IN CASH FOR PERIOD	544,099	627,580

CASH AT BEGINNING OF PERIOD	86,919	1,279,782

CASH AT END OF PERIOD	$631,018	$1,907,362

Supplemental Disclosures:
Noncash investing and financing activities disclosure:
Common Stock Issued for Cashless Exchange of UPOs	-	88,431

Paid-in-Kind Dividend and Common Stock Issued for Preferred Dividends	315,247	-
Disclosure of cash paid for:
Interest	$1,458	$1,028
Income Taxes	$-	$-